Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 13, 2008, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Park Electrochemical Corp. and subsidiaries on Form 10-K for the year ended March 2, 2008, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

New York, New York
August 27, 2008